Exhibit 19.1

EMPLOYEE POLICY STATEMENT ON INSIDE INFORMATION AND SECURITIES TRADING

Because of your position with Spok Holdings, Inc. or its subsidiaries (the “Company”, “we” or “us”), you are likely to learn or have access to material information about the Company and other entities, including other public companies, with whom we do business (collectively, our “Business Acquaintances”) that is not generally available to the public. Material non-public information is commonly referred to as "inside information”. Because of your relationship with the Company, you have certain responsibilities and obligations under the federal securities laws regarding using such material non-public information in trading the Company’s and our Business Acquaintances’ securities, commonly referred to as “insider trading”. This Policy Statement is intended to explain these responsibilities and obligations.

SUMMARY

1.You may not buy or sell the securities of the Company or any Business Acquaintance on the basis of material non-public information concerning the Company or any Business Acquaintance.
2.You may not aid or abet another person’s insider trading. That is, you may not “tip” other persons by providing them with material non-public information concerning the Company or any Business Acquaintance.

MATERIAL NON-PUBLIC INFORMATION

A.What is Material Non-Public Information?
1.“Non-public information” is information about the Company or its Business Acquaintances that has not been disclosed or made generally available to the public. Information with respect to the Company or a Business Acquaintance is generally no longer “non-public” when it has been disclosed by the Company or such Business Acquaintance or by third parties in a filing with the SEC or a press release or other statement to the general public. For example, the operating results of the Company for a particular quarter, prior to an earnings release for such quarter, would be non-public information. After an earnings release for such quarter, the operating results of the Company would no longer be non-public to the extent disclosed in such earning release. But more detailed information than is actually disclosed in such earnings release, for example, the various components of a revenue line item which are not detailed in the earnings release may still constitute non-public information.
2.Information with respect to the Company or a Business Acquaintance is generally considered “material” if: (i) a reasonable investor would likely find the information important to his or her decision to buy or sell the Company’s or such Business Acquaintance’s securities or (ii) such information, if made public, would likely affect the market price of the Company’s or such Business Acquaintance’s securities. There is no bright-line rule; instead materiality depends on

Exhibit 19.1
the facts and circumstances at hand. Some examples of material information include the following: a potential merger or acquisition involving the Company; the Company’s operating results; pending regulatory action against the Company; the public or private sale of additional securities of the Company; a tender offer by the Company for another company’s securities; and major management changes at the Company.

3.Generally, when in doubt about whether certain information is material, you should presume such information is in fact material. If you are unsure whether information of which you are aware is material or non-public, you should contact the office of the Chief Financial Officer to discuss the matter further before trading in the Company’s or a Business Acquaintance's securities.
B.Prohibition on Insider Trading.
The federal securities laws prohibit any person who obtains material non-public information relating to the Company, or any Business Acquaintance, and has a duty not to disclose it, such as an employee of the Company, from using such information in trading the securities of the Company or such Business Acquaintance. The rationale for this prohibition is that the integrity of the securities markets would be seriously undermined if the deck were stacked against persons not privy to such information. Furthermore, failure to maintain the confidentiality of material non-public information about the Company and our Business Acquaintances could greatly harm our ability to conduct business.

C.Safeguarding Material Non-public Information.
During the period that material information relating to the Company or its business is unavailable to the general public, it must be kept in strict confidence. Accordingly, such information should be discussed only with persons who have a “need to know”, and should be confined to as small a group as possible. The utmost care and circumspection must be exercised at all times. Thus, conversations in public places, such as elevators, restaurants and airplanes, should be limited to matters that do not involve information of a sensitive or confidential nature.
To assure that Company confidences are protected to the maximum extent possible, no individuals other than specifically authorized personnel may release material information to the public, or respond to inquiries from the media, analysts or others outside the Company. Any such inquiries should be directed to the office of the Chief Financial Officer or any spokesperson designated by the office of the Chief Financial Officer.

D.Restrictions on Trading and Tipping.
In light of its responsibilities under the federal securities laws, the Company has adopted the following policies regarding your trading in securities:
1.No employees of the Company may buy or sell securities of the Company or any other publicly traded company while in possession of material non-public information. Neither you nor any person affiliated with you (which generally includes family members and business entities in which you are a director, officer or large shareholder) may buy or sell securities or engage in any other action to take advantage of, or pass on to others, non-public material information. This prohibition extends not only to transactions involving Company securities, but also transactions involving securities of any Business Acquaintance.

2.No employees of the Company may communicate material non-public information to other

Exhibit 19.1
persons generally prior to its public disclosure and dissemination. Persons at the Company who come into possession of material non-public information must not communicate that information prior to its public disclosure and dissemination to other persons who are not legally bound to keep such information confidential. There is, therefore, a need to exercise care when speaking with even other Company personnel who do not have a “need to know,” and when communicating with family, friends and other persons not associated with the Company. To avoid even the appearance of impropriety, you should avoid making recommendations about buying or selling securities of the Company or any Business Acquaintance.

PENALTIES AND COMPLIANCE

The penalties imposed under the federal securities laws for engaging in insider trading are severe:
(i)Liability of up to three (3) times the profit gained or loss avoided from any insider trading transaction;
(ii)Fines of up to $1,000,000 per violation;
(iii)Criminal penalties, including prison terms up to ten (10) years; and
(iv)Civil liabilities including enforcement action by the SEC and the potential for being barred for life from working in the securities industry or in certain positions at public companies.

Given the extremely serious nature of any violation of insider trading provisions and the repercussions for both you and the Company, any person found to have committed such a violation will be subject to immediate dismissal and liable to the Company for any damages sustained by the Company as a result of such person’s involvement in insider trading.

All recipients of this memorandum must sign, date and return the attached certificate stating that they received the Company’s policy regarding insider trading and the preservation of confidential information and that they agree to comply with such policy. All Company personnel are bound by the policy, regardless of whether they sign the certificate.

Exhibit 19.1

CERTIFICATION

The undersigned hereby certifies that he/she has read and understands, and agrees to comply with, the Employee Policy Statement on Inside Information and Securities Trading, a copy of which was distributed with this certificate.

Signature:
Name (print):
Department & Title:
Date:

Return the signed copy of this form to: Spok, Inc.
Attn: Human Resources/Records 6850 Versar Drive Suite 420
Springfield, VA 22151

Or fax a copy to: 703-269-6801
Attn: Records